Exhibit 10.1
SPIRIT AVIATION HOLDINGS, INC.
2025 EXECUTIVE SEVERANCE PLAN

The Board of Directors of Spirit Aviation Holdings, Inc. (“Spirit”) adopted this 2025 Executive Severance Plan (the “Plan” or this “Plan”), effective as of July 21, 2025 (the “Effective Date”).

ARTICLE I
GENERAL INFORMATION

1.1 Purpose. The Plan provides a select group of management or highly compensated executives of Spirit and its subsidiaries (collectively, the “Company”) with severance pay if they are separated from service with the Company for the reasons described herein.
1.2 Prior Plans. (a) This Plan shall cover and apply only to individuals who are Eligible Employees (as defined below) as of the Effective Date and any individuals who become Eligible Employees after the Effective Date. This Plan shall not cover or apply to any individuals whose employment with the Company terminated prior to the Effective Date.
(b) Except as provided in Section 1.2(c) below, as of the date any employee of the Company becomes an Eligible Employee on or after the Effective Date, this Plan supersedes any and all prior plans, policies, or practices, written or oral, which may have previously applied governing the payment of severance to such Eligible Employee, including, but not limited to any provisions within any employment agreement concerning the payment of severance and severance benefits.
(c) Notwithstanding anything to the contrary herein, this Plan shall in no manner supersede, replace, terminate or modify, or otherwise reduce or limit the payments or benefits provided under, the Spirit Airlines, Inc. 2017 Executive Severance Plan (effective as of March 14, 2017 (as amended from time to time in accordance with its terms, the “2017 Plan”)), which such 2017 Plan shall continue in full force and effect in accordance with its terms; provided, that, in accordance with Section 4.2 hereof, any severance payments or benefits provided under this Plan upon a termination of a Participant’s employment shall be reduced, on a dollar-for-dollar basis, by the amount of any severance payments or benefits provided to such Participant under the 2017 Plan in connection with the termination of such Participant’s employment.

ARTICLE II
DEFINITIONS

For purposes of this Plan, the following definitions shall apply:
2.1 “Administrator” shall mean the Compensation Committee of the Board, or if at any time Spirit does not have a Compensation Committee, the Board or another duly constituted committee of members of the Board.
2.2 “Base Salary” shall mean the Participant’s base annual salary, excluding overtime, bonuses, commissions, other special payments or any other allowance.
2.3 “Board” and shall mean the Board of Directors of Spirit.
2.4 “Cause” shall mean that an Eligible Employee has:
(a) refused or repeatedly failed to perform the duties assigned to him/her only if the Eligible Employee’s refusal or repeated failure to perform the duties assigned to him/her were willful and deliberate on the Eligible Employee’s part or committed in bad faith or without reasonable belief that such refusal or failure was in the best interests of the Company;
(b) engaged in a willful or intentional misconduct that has the effect of injuring the reputation or business of the Company in any material respect;
(c) continually or repeatedly been absent from the Company, unless due to an approved leave due to serious illness or disability;
(d) used illegal drugs or been impaired due to other substances;
(e) been convicted of any felony;
(f) committed an act of gross misconduct, fraud, embezzlement or theft against the Company;
(g) engaged in any act of such extreme nature that the Company determines to be grounds for immediate dismissal, including but not limited to harassment of any nature; or
(h) violated a material Company policy as determined by the CEO and or the Board.
“Cause” shall also mean, in the case of any Eligible Employee whose employment with the Company commenced on or after September 1, 2014, a determination by the Majority Directors that such Eligible Employee (i) has failed to consistently perform at a satisfactory level the duties assigned to him/her or (ii) is incapable of consistently performing, or unfit or unwilling to consistently perform, at a satisfactory level the duties assigned to him/her; provided that no such determination shall be effective except in the case of terminations that are unrelated to a Change in Control. Any such determination by the Majority Directors shall be final, conclusive and binding on the affected Eligible Employee, the Company and all other parties of interest unless it is proved, by clear and convincing evidence, that the Majority Directors intentionally acted in bad faith.
2.5 “CEO” shall mean the Chief Executive Officer of the Company.
2.6 “Change in Control” shall have the meaning set forth in the Spirit Aviation Holdings, Inc. 2025 Incentive Award Plan (as may be amended from time to time) or any successor plan thereto (the “Equity Plan”).
2.7 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.
2.8 “Code” means the Internal Revenue Code of 1986, as amended.
2.9 “Disability” shall mean the Eligible Employee’s absence from his/her duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Eligible Employee’s incapacity due to physical or mental illness.
2.10 “Eligible Employee” shall mean an individual who has provided the Company with at least six (6) months of full-time service, measured from his/her date of hire by the Company as an executive, vice president, or director-level employee; provided, however, that the CEO shall not be an Eligible Employee for any purpose unless and until such time as the Board, in its sole discretion, approves his participation in the Plan in a written resolution of the Board and, provided further, that in no event shall “Eligible Employee” include any individual whose employment with the Company terminated prior to the Effective Date.
2.11 “Good Reason” shall mean, solely with respect to an Eligible Employee at the level of Senior Vice President or above, the occurrence of any of the following events following a Change in Control, without the Eligible Employee’s express written consent:
(a) the assignment to the Eligible Employee of any duties which constitute, in any material respect, an adverse change in the Eligible Employee’s position(s), duties or responsibilities with the Company immediately prior to such Change in Control; provided, however, that the fact that the Eligible Employee’s duties following a Change in Control are owed to a Successor or an affiliate of a Successor shall not in and of itself constitute a change in such Eligible Employee’s position(s), duties or responsibilities in any material respect;
(b) a reduction in the Eligible Employee’s Base Salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;
(c) any requirement that the Eligible Employee be based more than fifty (50) miles from the Eligible Employee’s principal place of employment immediately prior to such Change in Control;
(d) the failure of the Successor to provide the Eligible Employee with paid vacation in accordance with the plans, practices, programs and policies of the Company and its affiliated companies in effect for the Eligible Employee immediately prior to such Change in Control or as in effect generally at any time thereafter with respect to other peer executives of the Company;
(e) solely with respect to Eligible Employees hired prior to March 14, 2017, the failure of the Successor to continue in effect any employee benefit plan or compensation plan in which the Eligible Employee and the Eligible Employee’s eligible dependents are participating immediately prior to such Change in Control, unless the Eligible Employee is permitted to participate in other plans providing the Eligible Employee with substantially equivalent benefits in the aggregate; or
(f) solely with respect to Eligible Employees hired prior to the March 14, 2017, a reduction in the Eligible Employee’s target bonus opportunity as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter.
Notwithstanding the foregoing, the Eligible Employee shall not have “Good Reason” unless (i) the Eligible Employee notifies the Successor in writing of the Eligible Employee’s intent to resign within ninety (90) days after the initial occurrence of the event giving rise to a claim for Good Reason, (ii) the Successor fails to cure the Good Reason provided by the Eligible Employee in such notice within thirty (30) days after the Company’s receipt of the notice, and (iii) the Eligible Employee’s resignation is effective within ninety (90) days of the Successor’s failure to cure. For the avoidance of doubt, the "Good Reason" resignation rights shall only be applicable for an Eligible Employee at the level of Senior Vice President or above.
2.12 “Majority Directors” shall mean, at any time, a majority of the members of the Board.
2.13 “Participant” shall mean an Eligible Employee whose employment has been terminated for any of the reasons set forth in Section 3.2 below, but only if the Eligible Employee has duly completed, signed and returned to the Company, prior to the date of such termination, an “Acknowledgement and Acceptance of the Terms and Conditions of the Plan”.
2.14 “Pro Rata Bonus” shall mean, in the event a Change in Control Termination (as defined below) occurs with respect to any Participant, the product of (i) the annual bonus, if any, that the Participant would have earned for the entire calendar year in which the Change in Control Termination occurs based on the level of achievement of the applicable performance goals for such year through the date of termination; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the calendar year in which the Change in Control Termination occurs and the denominator of which is the number of days in such year. For the avoidance of doubt, if the termination is not a Change in Control Termination, then the Pro Rata Bonus shall be zero.
2.15 “Release” shall mean a general separation agreement and release, in form approved by the Company from time to time in its sole discretion, releasing any and all claims the Participant may have against, among others, the Company, its parents, subsidiaries, affiliates and each of its current and former shareholders, officers, and directors (and their respective successors and assigns) and including such representations, covenants (including covenants not to compete, solicit or disparage) and other provisions, not inconsistent with this Plan, as the Company or applicable laws and regulations may require.
2.16 “Successor” shall mean the Company’s successor in interest or other entity acquiring control of the Company or its assets as a result of a Change in Control.
2.17 “Successor Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Successor; provided, however, that if the Successor does not have a Compensation Committee, “Successor Compensation Committee” shall refer to such entity's full Board of Directors or similar governing body.
2.18 “Termination Date” shall mean the last official work day for which the Participant receives pay for service with the Company.

ARTICLE III
ELIGIBILITY FOR SEVERANCE BENEFITS

3.1 Notification. The Company shall provide a copy of this Plan to each person who is an Eligible Employee as of the Effective Date and to each person who becomes an Eligible Employee after the Effective Date and request such person to complete, sign and return an “Acknowledgement and Acceptance of the Terms and Conditions of the Plan. Reference is made to Section 7.1 hereof for additional notice requirements applicable to Eligible Employees who become Participants.
3.2 Trigger of Benefits. An Eligible Employee shall become a “Participant” for purposes of this Plan if his/her employment is terminated for any of the following reasons:
3.2.1. Non-Change in Control Termination. Termination of employment by the Company without Cause and such termination is unrelated to a Change in Control of the Company (a “Non-Change in Control Termination”), or
3.2.2. Change in Control Termination. Termination of employment by:
(a) the Company or a Successor without Cause during the period commencing on the effective date of a Change in Control of the Company and ending (i) in the case of director-level employees, on the twelve (12) month anniversary of such effective date and (ii) in the case of employees at the vice president level or above, on the eighteen (18) month anniversary of such effective date, or
(b) solely with respect to an Eligible Employee at the level of Senior Vice President or above, by such Eligible Employee for Good Reason during the period commencing on the effective date of a Change in Control of the Company and ending on the eighteen (18) month anniversary of such effective date.
As used in this Plan, a “Change in Control Termination” shall mean and include a termination of employment pursuant to either clause (a) or (b) above except as otherwise provided in Section 3.3 below.
3.3 Exceptions to Triggers.
3.3.1 Asset Sale. In the event of a sale of all or substantially all of the assets of the Company that constitutes a Change in Control for an Eligible Employee, the termination of such Eligible Employee’s employment with the Company in connection with such asset sale shall not constitute a Change in Control Termination for purposes of Section 3.2.2 hereof if in connection with such asset sale or immediately following such asset sale such Eligible Employee is offered comparable employment with the Successor to the assets sold, disposed of or transferred or the Eligible Employee accepts employment with such Successor within six (6) months following such asset sale; provided that if such Eligible Employee accepts employment with the Successor during such six (6) month period, then such Eligible Employee shall be required to promptly repay any severance paid pursuant to Section 4.1 and shall not be eligible for any additional severance or benefits pursuant to Section 4.1.

3.3.2 Sale of a Subsidiary. If an asset sale of the Company which constitutes a Change in Control for an Eligible Employee is effected through the sale of a subsidiary of the Company, the termination of such Eligible Employee’s employment with the Company solely on account of the sale of such subsidiary shall not constitute a Change in Control Termination for purposes of Section 3.2.2 hereof if immediately following the consummation of such sale such Eligible Employee remains employed with such subsidiary or is offered comparable employment with the Successor to the assets sold, disposed of or transferred or the Eligible Employee accepts employment with such Successor within six (6) months following such asset sale provided that if such Eligible Employee accepts employment with the Successor during such six (6) month period, then such Eligible Employee shall be required to promptly repay any severance paid pursuant to Section 4.1 and shall not be eligible for any additional severance or benefits pursuant to Section 4.1.
3.3.3 Comparable Employment. For purposes of this Section 3.3, an Eligible Employee will not be deemed to have been offered “comparable employment” if any change to such Eligible Employee’s employment with a Successor, when compared with such Eligible Employee’s employment immediately prior to such asset sale, would constitute Good Reason.
ARTICLE IV
SEVERANCE BENEFITS

4.1 Severance Benefit Amounts.
4.1.1 Director. Upon a trigger of benefits pursuant to Article III and subject to the other provisions of this Plan, a Participant that is a director-level employee of the Company shall receive the following severance benefits:
(a) If the termination is a Non-Change in Control Termination, Participant shall receive a cash severance amount equal to 25% of the Participant’s Base Salary in effect on the Termination Date or the Effective Date, whichever is greater. Such severance amount shall be paid in equal installments over a three-month period consistent with past payroll practices.
(b) If the termination is a Change in Control Termination, Participant shall receive a cash severance amount equal to the sum of (i) 25% of the Participant’s Base Salary in effect on the Termination Date or the Effective Date, whichever is greater and (ii) 25% of the Participant’s target incentive cash bonus for the calendar year in which the Change in

Control occurs. Such severance amount shall be paid in equal installments over a three-month period consistent with past payroll practices.
(c) Participant shall receive his or her Pro Rata Bonus (if applicable), payable on the same date as annual cash bonuses generally are paid to other executives of the Company for the applicable calendar year.
(d) Participant (and his/her spouse and dependents) shall be eligible for certain continued coverage under the terms of COBRA. Subject to the Participant’s timely and properly electing continuation coverage under COBRA, the Company shall cover Participant’s (and his/her spouse and dependents) costs of coverage under COBRA at the same rate as if the Participant remained a director-level employee with the Company for a period equal to the shorter of: (i) three (3) months or (ii) until Participant accepts a new position with another company.
(e) Participant (and his/her spouse and dependents) shall receive a travel pass for Company’s flights enabling Participant (and his/her spouse and dependents) to travel free of charge in any class of service that is available on Company’s flights at the time of reservation for a period equal to the shorter of (i) three (3) months or (ii) until the Participant receives similar flight benefits with a new employer.
(f) If requested by Participant within thirty (30) days following a Change in Control Termination, Participant shall be entitled to receive outplacement services provided through an outplacement placement provider selected by the Company, provided that the Company’s obligation shall be capped at $5,000. If requested by Participant within thirty (30) days following a Non-Change in Control Termination, Participant may receive outplacement services in the form and scope as determined on a case-by- case basis in the sole discretion of the Administrator. For the avoidance of doubt, nothing herein shall require the Administrator to offer, or the Company to pay for, any outplacement services in connection with a Non-Change in Control Termination.
(g) Participant shall be permitted to use the Blackberry, or similar device, used by Participant for Company business at the time of Participant’s termination or resignation, for a period of thirty (30) days following Participant’s last day of service with the Company for the sole purpose of allowing Participant to transition to another device; provided that the Company shall have the right to strip the device of any confidential, proprietary or commercially sensitive information.

(h) Participant’s outstanding equity-based incentive awards or cash-based incentive awards shall be governed by the terms of the Company’s Equity Plan and underlying award agreements.
4.1.2 Vice President. Upon a trigger of benefits pursuant to Article III and subject to the other provisions of this Plan, a Participant that is holds a vice president position with the Company shall receive the following severance benefits:
(a) If the termination is a Non-Change in Control Termination, Participant shall receive a cash severance amount equal to 50% of the Participant’s Base Salary in effect on the Termination Date or the Effective Date, whichever is greater. Such severance amount shall be paid in equal installments over a six-month period consistent with past payroll practices.
(b) If the termination is a Change in Control Termination, Participant shall receive a cash severance amount equal to the sum of (i) 100% of the Participant’s Base Salary in effect on the Termination Date or the Effective Date, whichever is greater, and (ii) 100% of the Participant’s target incentive bonus for the calendar year in which the Change in Control occurs. Such severance amount shall be paid in equal installments over a twelve-month period consistent with the Company’s past payroll practices.
(c) Participant shall receive his or her Pro Rata Bonus (if applicable), payable on the same date as annual cash bonuses generally are paid to other executives of the Company for the applicable calendar year.
(d) Participant (and his or her spouse and dependents) shall be eligible for certain continued coverage under the terms of the COBRA. Subject to the Participant’s timely and properly electing continuation coverage under COBRA, the Company shall cover Participant’s (and his/her spouse and dependents) costs of coverage under COBRA at the same rate as if the Participant remained employed with the Company for a period equal to the shorter of: (i) six (6) months or (ii) until Participant accepts a new position with another company.
(e) Participant (and his/her spouse and dependents) shall receive a travel pass for Company’s flights enabling Participant (and his/her spouse and dependents) to travel free of charge in any class of service that is available on Company’s flights at the time of reservation for a period equal to the shorter of (i) six (6) months or (ii) until the Participant receives similar flight benefits with a new employer.
(f) If requested by Participant within thirty (30) days following a Change in Control Termination, Participant shall be entitled to receive outplacement services provided through an outplacement placement provider selected by the Company, provided that the Company’s obligation shall be capped at $10,000. If requested by Participant within thirty (30) days following a Non-Change in Control Termination, Participant may receive outplacement services in the form and scope as determined on a case-by- case basis in the sole discretion of the Administrator. For the avoidance of doubt, nothing herein shall require the Administrator to offer, or the Company to pay for, any outplacement services in connection with a Non-Change in Control Termination.
(g) Participant shall be permitted to use the Blackberry, or similar device, used by Participant for Company business at the time of Participant’s termination or resignation, for a period of thirty (30) days following Participant’s last day of service with the Company for the sole purpose of allowing Participant to transition to another device; provided that the Company shall have the right to strip the device of any confidential, proprietary or commercially sensitive information.
(h) Participant’s outstanding equity-based incentive awards and cash-based incentive awards shall be governed by the terms of the Company’s Equity Plan and underlying award agreements.
4.1.3 Senior Vice President or Higher. Upon a trigger of benefits pursuant to Article III and subject to the other provisions of this Plan, a Participant that holds a senior vice president or higher position with the Company shall receive the following severance benefits:
(a) If the termination is a Non-Change in Control Termination, Participant shall receive a cash severance amount equal to 100% of the Participant’s Base Salary in effect on the Termination Date or the Effective Date, whichever is greater. Such severance amount shall be paid in equal installments over a twelve-month period consistent with past payroll practices.
(b) If the termination is a Change in Control Termination, Participant shall receive a cash severance amount equal to the sum of (i) 200% of the Participant’s Base Salary in effect on the Termination Date or the Effective Date, whichever is greater, and (ii) 200% of the Participant’s target incentive bonus for the calendar year in which the Change in Control occurs. Such severance amount shall be paid in equal installments over a 24-month period consistent with past payroll practices.
(c) Participant shall receive his or her Pro Rata Bonus (if applicable), payable on the same date as annual cash bonuses generally are paid to other executives of the Company for the applicable calendar year.

(d) Participant (and his/her spouse and dependents) shall be eligible for certain continued coverage under the terms of the COBRA. Subject to the Participant’s timely and properly electing continuation coverage under COBRA, the Company shall cover Participant’s (and his/her spouse and dependents) costs of coverage under COBRA at the same rate as if the Participant remained employed with the Company for a period equal to the shorter of: (i) twelve (12) months or (ii) until Participant accepts a new position with another company.
(e) Participant (and his/her spouse and dependents) shall receive a travel pass for Company’s flights enabling Participant (and his/her spouse and dependents) to travel free of charge in any class of service that is available on Company’s flights at the time of reservation for a period equal to the shorter of (i) twelve (12) months or (ii) until the Participant receives similar flight benefits with a new employer.
(f) If requested by Participant within thirty (30) days following a Change in Control Termination, Participant shall be entitled to receive outplacement services provided through an outplacement placement provider selected by the Company, provided that the Company’s obligation shall be capped at $10,000. If requested by Participant within thirty (30) days following a Non-Change in Control Termination, Participant may receive outplacement services in the form and scope as determined on a case-by- case basis in the sole discretion of the Administrator. For the avoidance of doubt, nothing herein shall require the Administrator to offer, or the Company to pay for, any outplacement services in connection with a Non-Change in Control Termination.
(g) Participant shall be permitted to use the Blackberry, or similar device, used by Participant for Company business at the time of Participant’s termination or resignation, for a period of thirty (30) days following Participant’s last day of service with the Company for the sole purpose of allowing Participant to transition to another device; provided that the Company shall have the right to strip the device of any confidential, proprietary or commercially sensitive information.
(h) Participant’s outstanding equity-based incentive awards and cash-based incentive awards shall be governed by the terms of the Company’s Equity Plan and underlying award agreements.
4.2 Impact on Other Benefits. Notwithstanding anything contained herein to the contrary, the payments to be provided to the Participant as set forth in Section 4.1 shall be in lieu of any and all benefits otherwise provided under any severance pay policy, plan or program maintained from time to time by the Company for its employees, including, but not limited to any and all provisions relating to severance or separation benefits that are contained in any severance plan or policy maintained by the Company or any of its subsidiaries, any written employment agreement entered into between the Company and the Participant or any offer letter received from the Company; provided that, notwithstanding the foregoing, this Plan shall not supersede, or otherwise reduce or limit in any manner any payments or benefits (or any rights or entitlements with respect thereto) payable under the terms of the 2017 Plan (and the 2017 Plan shall remain outstanding in accordance with its terms (provided, however, that any payments or benefits provided under this Plan upon a termination of a Participant’s employment shall be reduced on a dollar-for-dollar basis by the amount of any severance payments or benefits provided to such Participant under the 2017 Plan in connection with the termination of such Participant’s employment).
4.3 Limitation on Payment of Severance Benefits. Notwithstanding anything contained herein to the contrary, the payments and other benefits to be provided pursuant to Section 4.1:
4.3.1 shall not be due or paid or made available hereunder to any Eligible Employee whose employment was terminated (i) by the Company for Cause, (ii) by the Eligible Employee for any reason (or, for an Eligible Employee with a title of Senior Vice President or above, for any reason other than Good Reason), (iii) as a result of the Eligible Employee’s death, or (iv) by the Company due to a Disability;
4.3.2 shall not be due or paid or made available hereunder unless and until the Participant or his or her representative has executed a Release, and such Release becoming effective and irrevocable within sixty (60) days following such Participant’s Termination Date, subject to the terms of Section 9.4(d) hereof;
4.3.3 shall not be due or paid or made available hereunder if the Participant violates or threatens to violate any covenant not to compete, covenant not to solicit, covenant to not disparage or any confidentiality provision contained in this Plan or in any other written agreement entered into between the Company and the Participant including, without limitation, an employment agreement or the Release; and
4.3.4 shall not be due or paid or made to any Participant who has not completed, signed and returned to the Company an “Acknowledgement and Acceptance of the Terms and Conditions of the Plan” prior to his/her Termination Date.
4.4 Taxes on Severance Payments. Severance payments are considered taxable income. All appropriate federal, state and local taxes will be withheld from all severance pay. Participant shall be solely responsible for payment of any and all taxes incurred by Participant as a result of the receipt of the severance payments or benefits from Company.

4.5 Severance Benefit Offsets. Payment of severance benefits pursuant to this Plan shall not be subject to offset, counterclaim, recoupment, defense or other claim, right or action which the Company may have; provided, however, that (i) the amount of the severance benefit which any Participant is entitled to receive under this Plan shall be reduced, on a dollar-for-dollar basis, by all amounts, if any, which the Participant is entitled to receive as a result of the circumstances of his or her termination from the Company under the Federal Worker Adjustment and Retraining Notification Act (Pub. L. 100-379) or other similar federal, state or local statute, (ii) in the case of any Participant whose employment with the Company commenced on or after September 1, 2014, the unpaid severance payments due or to become due to such Participant hereunder shall be automatically reduced, on a dollar-for-dollar basis, by the amount of all compensation of every kind or nature earned by or paid to or for the benefit of such Participant for or on account of services rendered by such Participant to a third party during the period such Participant is entitled to receive payments pursuant to Section 4.1 hereof; provided that the reduction provided for in this clause (ii) shall not apply with respect to any Change in Control Termination and (iii) the amount of any severance payments or benefits which any Participant is entitled to receive under this Plan shall be reduced, on dollar-for-dollar basis, by the amount of severance payments and benefits provided to such Participant under the terms of the 2017 Plan or any applicable employment, severance or similar agreement with the Company or any of its subsidiaries, in each case in connection with the termination of such Participant’s employment. Each Participant whose employment with the Company commenced on or after September 1, 2014 shall promptly notify the Company in the event such Participant accepts employment or otherwise earns or receives compensation of any kind or nature for or on account of services rendered by such Participant to a third party after his/her Termination Date unless the termination was a Change in Control Termination. Payment of severance benefits pursuant to this Plan shall not be subject to a requirement that the Participant mitigate or attempt to mitigate damages resulting from the Participant’s termination of employment.
4.6 280G. In the event that the severance and other benefits provided for in this Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 4.6, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in a manner intended to be consistent with the requirements of Section 409A of the Code. Unless Participant and the Company otherwise agree in writing, any determination required under this Section 4.6 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Firm”), whose determination will be conclusive and binding upon Participant and the Company absent manifest error. For purposes of making the calculations required by this Section 4.6 the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.
4.7 Continuation of Benefits in the Event of Death. In the event a Participant dies prior to receipt of his or her entire severance benefit, the remaining portion of such severance benefit shall continue to be paid, in the same form as it was paid prior to death, to the beneficiary named by Participant on the Participant’s executed Acknowledgement and Acceptance of the Terms and Conditions of the Plan.
ARTICLE V
RESTRICTIVE COVENANTS

In consideration for the right to receive the benefits provided under this Plan, each Participant hereby agrees and acknowledges to be bound to the following restrictive covenants:
5.1 Confidentiality. Except as may be required by law or legal process, the Participant shall not at any time during the course of his/her service with the Company or thereafter disclose to any person or entity or use any information not in the public domain or generally known in the industry that the Company treats as confidential or proprietary, in any form, acquired by the Participant while providing services to the Company or any predecessor to the Company’s business or, if acquired following the Termination Date, such information which, to the Participant’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its subsidiaries or affiliates, including but not limited to information regarding clients, customers, investors, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any subsidiaries or affiliates thereof. The Participant agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon the Termination Date, the Participant shall return to the Company the originals and all copies of any such information provided to or acquired by the Participant in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Participant during the course of his/her service with the Company.
5.2 Non-Disparagement. The Participant agrees that he/she will make no disparaging or defamatory comments regarding the Company or its directors, officers, shareholders or employees in any respect or make any comments concerning any aspect of the Participant’s relationship with the Company or the conduct or events which precipitated the Participant’s termination of employment form the Company. The obligations of the Participant under this Section 5.2 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.
5.3 Non-Solicitation. During the Non-solicitation Period, the Participant shall not, directly or indirectly, (i) solicit or attempt to solicit for employment or hire, or cause any person to employ or hire, any employee or exclusive contractor of the Company or (ii) encourage or induce any employee or contractor of the Company to terminate or restrict his/her relationship with the Company or any of its subsidiaries or affiliates. As used herein with respect to any Participant, “Non-solicitation Period” means the longer of (i) the period ending on the first anniversary of his/her Termination Date or (ii) the period over which he/she is entitled to receive cash severance payments pursuant to Section 4.1 above.
5.4 Acknowledgment. In consideration for the benefits provided under this Plan, each Participant acknowledges and confirms that: (i) the restrictive covenants contained in this Article V are reasonably necessary to protect the legitimate business interests of the Company, (ii) the restrictions contained in this Article V are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind, and (iii) the restrictive covenants contained in this Article V are in addition to (and not in lieu of) any other restrictive covenants found in any other written agreement entered into between the Company and the Participant including, without limitation, an employment agreement or the Release. Each Participant further acknowledges and confirms that his/her full, uninhibited and faithful observance of each of the covenants contained in this Article V will not cause him/her any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his/her ability to obtain employment commensurate with his/her abilities and on terms fully acceptable to him/her or otherwise to obtain income required for the comfortable support of him/her and his/her family and the satisfaction of the needs of his/her creditors. Each Participant further acknowledges that the restrictions contained in this Article V are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

5.5 Reformation by the Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article V is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article V within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.
5.6 Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by any Participant of any of the covenants contained in this Article V will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, each Participant recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Article V by the Participant or any of his/her affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.
ARTICLE VI
ADMINISTRATION OF PLAN

6.1 Plan Name. The full name of this Plan is the Spirit Aviation Holdings, Inc. 2025 Executive Severance Plan.
6.2 Type of Plan and Funding. This Plan is a top hat employee welfare benefit plan which is maintained primarily for the purpose of providing benefits to a select group of management or highly compensated employees. The benefits provided under this Plan are paid from the Company’s general assets. No fund has been established for the payment of Plan benefits. No contributions are required under this Plan.
6.3 Administration of the Plan. This Plan shall be administered by the Administrator. The Administrator may, by majority vote, establish such rules and regulations as are necessary for the proper administration of this Plan and may make such determinations and take such actions in connection with or in relation to this Plan as necessary. The construction and interpretation by the Administrator of any provision of this Plan shall be final and conclusive.
6.4 Plan Amendment or Termination. The Company reserves the right, in its sole and absolute discretion to amend or terminate, in whole or in part, any or all of the provisions of this Plan by action of the Administrator at any time; provided, however, that
(a) any amendment that would reduce the aggregate level of benefits of any Eligible Employee or terminate this Plan with respect to any Eligible Employee shall not become effective (i) prior to the six (6) month anniversary of the Company giving notice to such Eligible Employee of such amendment or termination, (ii) after the occurrence of a Change in Control or (iii) after the execution of a definitive agreement relating to a transaction that, if consummated, would constitute a Change in Control, provided that this clause (iii) shall cease to apply to any definitive agreement that has expired or has been terminated or rescinded; and
(b) any such amendment or termination of this Plan shall not affect the severance benefits payable under this Plan to any Participant whose Termination Date has occurred prior to the effective date of the amendment or termination of this Plan.
6.5 No Liability. No director, officer, agent or employee of the Company shall be personally liable in the event the Company is unable to make any payments under this Plan for any reason, including due to a lack of, or inability to access, funding or financing, legal prohibition (including statutory or judicial limitations) or failure to obtain any required consent. In addition, no employee, officer or director of the Company shall be personally liable by reason of any action taken or omitted with respect to this Plan for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of this Plan may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Administrator) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, intentional bad faith or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s certificate of incorporation or bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them and hold them harmless. The duties and obligations of the Company, the Administrator and each member of the Administrator shall be determined solely with reference to this Plan, and no implied duties or obligations shall be read into this Plan on the part of the Company or any director, officer, agent or employee of the Company. If a Participant or any other person seeks to impose personal liability on the part of the Administrator or any member of the Administration with respect to any act or omission relating to this Plan, such Participant or other person shall have the burden of proving, by clear and convincing evidence, that the Administrator or the member of the Administrator, as the case may be, engaged in conduct that constitutes fraud, intentional bad faith or a willful criminal act or omission.

ARTICLE VII
CLAIMS APPEAL PROCEDURE

The following information is intended to provide the procedures an individual may follow if he or she disagrees with any decision about eligibility for Plan payments.
7.1 Eligibility. An Eligible Employee will be informed as to whether or not he/she has become a Participant under this Plan, and thereby entitled to benefits under this Plan, on or before the last day worked. Eligible Employees who believe they are entitled to benefits under this Plan and do not receive notice of their status as a Participant, or who have questions about the amounts they receive, must write to the Administrator within sixty (60) days of the date of their respective termination. Claims should be addressed and sent to:
Notices to the Company:

Spirit Aviation Holdings, Inc. Compensation Committee
1731 Radiant Drive
Dania Beach, Florida 33004
Facsimile: (954) 447-7967
Attention: General Counsel
7.2 Denial of Claim for Benefits. If the Administrator denies an Eligible Employee’s claim for benefits under this Plan, the Eligible Employee will be sent a letter within ninety (90) days after the Administrator’s receipt of the Eligible Employee’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one hundred and eighty (180) days after the Administrator’s receipt of the Eligible Employee’s written claim. If such an extension of time is required, written notice of the extension will be furnished to the Eligible Employee before the termination of the initial ninety (90)-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Eligible Employee’s claim will contain the following information: (i) the specific reason or reasons for the denial; (ii) the specific provisions in this Plan on which the denial is based; (iii) any additional material or information deemed necessary by the Administrator for the Eligible Employee to perfect the claim and an explanation of why such material or information is deemed necessary; and (iv) an explanation of this Plan’s claim review procedure and time limits applicable to such procedures, including a statement of the Eligible Employee’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
7.3 Appeal by Eligible Employee. If payment is denied or the Eligible Employee disagrees with the amount of the payment, he or she may file a written request for review within sixty (60) days after receipt of such denial. The Eligible Employee has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits. The Eligible Employee has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent Company documents, records and other information that is relevant to his or her claim for benefits. The review of the denied claim will take into account all comments, documents, records and other information that the Eligible Employee submitted relating to his/her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.
7.4 Response to Appeal. The Administrator will provide the Eligible Employee with written notice of its decision within sixty (60) days after the Administrator’s receipt of the Eligible Employee’s written claim for review. There may be special circumstances which require an extension of this sixty (60)-day period. In any such case, the Administrator will notify the Eligible Employee in writing within the sixty (60)-day period and the final decision will be made no later than one hundred twenty (120) days after the Administrator’s receipt of the Eligible Employee’s written claim for review. The Administrator’s decision on the Eligible Employee’s claim for review will be communicated to the Eligible Employee in writing and will clearly state: (i) the specific reason or reasons for the denial; (ii) the specific provisions in the Plan on which the denial is based; (iii) a statement that the Eligible Employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of, this Plan and all Company documents, records and other information relevant to his or her claim for benefits; and (iv) a statement describing the Participant's right to bring an action under Section 502(a) of ERISA.
7.5 Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes: (i) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under this Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and (ii) in any such legal action, all explicit and implicit determinations by the Board (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
ARTICLE VIII
ASSUMPTION OF THE PLAN BY SUCCESSOR

In the event of a sale of all or substantially all of the assets of the Company, including the sale of a subsidiary, that constitutes a Change in Control for one or more Eligible Employees, the Company may assign the liabilities hereunder with respect to all such Eligible Employee’s to the Successor to the assets sold. To the extent that any such Successor assumes such liabilities following an asset sale, the Company shall have no liability whatsoever for payments that become payable hereunder with respect to any Eligible Employee who is offered comparable employment with the Successor to the assets sold, disposed of or transferred following such asset sale or the Eligible Employee accepts employment with such Successor within six (6) months following such asset sale or, where the asset sale is consummated in the form of a sale of a subsidiary, to any Eligible Employee who remains employed with such subsidiary or is offered comparable employment with the Successor to the assets sold, disposed of or transferred following such asset sale or the Eligible Employee accepts employment with such Successor within six (6) months following such asset sale.

ARTICLE IX
MISCELLANEOUS PROVISIONS
9.1 Limitations on Participants. No employee or other person shall have any claim or right (legal, equitable, or other) to become a Participant under the Plan. No rights to any severance payments specified herein (except as set forth herein) may be transferred, sold, assigned, pledged, hypothecated, encumbered or alienated in any respect.
9.2 No Shareholder Rights. Neither the action of the Company in establishing the Plan nor any action taken by it or by the Administrator under the provisions hereof, nor any provision of the Plan shall be construed as giving to any Participant the legal or equitable rights of a shareholder. This Plan is intended to compensate key employees and directors for their past and future performance on behalf of the Company.
9.3 No Employee. Neither the action of the Company in establishing this Plan nor any action taken by it or by the Administrator under the provisions hereof, nor any provision of this Plan, shall be construed as giving any Eligible Employee or any Participant the right to be retained in the employ of the Company. Furthermore, this Plan shall not be construed as a contract of employment for any Eligible Employee or any Participant.
9.4 Section 409A.
(a) It is intended that this Plan comply with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”), and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan, including any taxes and penalties under Section 409A of the Code, and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold such Participant or any beneficiary harmless from such taxes or penalties.

(b) Notwithstanding any provision of this Plan to the contrary, in the event that following the Effective Date the Administrator determines that any payments provided under the Plan may be subject to Section 409A, the Administrator may adopt such amendments to this Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt such payments from Section 409A, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under such Section.
(c) With respect to any payment that is considered “deferred compensation” subject to Section 409A, references in this Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made under this Plan is designated as a separate payment.
(d) Notwithstanding anything in this Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries that are “deferred compensation” subject to Section 409A shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death. All such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

9.5 Governing Law. This Plan shall be governed by and construed in accordance with laws of the State of Florida.

IN WITNESS WHEREOF, Spirit has caused this Spirit Aviation Holdings, Inc. 2025 Executive Severance Plan to be executed as of July 21, 2025.

SPIRIT AVIATION HOLDINGS, INC.

SPIRIT AVIATION HOLDINGS, INC.
EXECUTIVE SEVERANCE PLAN
ACKNOWLEDGMENT AND ACCEPTANCE OF
THE TERMS AND CONDITIONS OF THE PLAN

I acknowledge receipt of a copy of the Spirit Aviation Holdings Inc. 2025 Executive Severance Plan, effective as of July 21, 2025 (the “Plan”). I have familiarized myself with the information in the Plan and do hereby agree to be bound by the terms and conditions of the Plan.
I understand and agree that my employment with Spirit Aviation Holdings, Inc. and its subsidiaries (the “Company”) will continue to be “at-will,” that either the Company or I may terminate my employment relationship with the Company at any time, and that nothing in this Plan is intended to imply or create any guarantee of employment between the Company and me.

Beneficiary Designation:

In the event I die prior to receipt of my entire severance benefit under the Plan, by signing above, I hereby nominate the following person as my beneficiary under the Plan to receive the remaining portion of my severance benefits:

Beneficiary Name:
Address: